Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

Kindred Escrow Corp. II

INTO

Kindred Healthcare, Inc.

(Pursuant to Section 253 of the

General Corporation Law of Delaware)

Kindred Healthcare, Inc., a corporation organized and existing under the laws of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Corporation owns all of the outstanding shares of each class of stock of Kindred Escrow Corp. II (“Escrow Subsidiary”), a Delaware corporation incorporated on the 3rd day of December, 2014, pursuant to the Delaware General Corporation Law.

SECOND: That the Corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent pursuant to 8 Del. C. § 141 dated February 1, 2015, determined to and did merge into itself said Escrow Subsidiary, by the adoption thereof:

FURTHER RESOLVED, that the Corporation merge, and it hereby does merge, into itself, its wholly owned subsidiary, Escrow Subsidiary, and assumes all of the obligations of Escrow Subsidiary.

FURTHER RESOLVED, that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the state of Delaware.

FURTHER RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time, shall remain unchanged by the merger and in full force and effect until further amended in accordance with the Delaware Corporation Law.

FURTHER RESOLVED, that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge Escrow Subsidiary and to assume its obligations and the date of adoption hereof, and to cause the same to be filed with the Secretary of State of the State of Delaware, which may be necessary or proper to effect such merger.

In witness whereof, the Corporation has caused this certificate to be signed by its authorized officer as of the 2nd day of February, 2015.

KINDRED HEALTHCARE, INC.

By:	/s/ Joseph L. Landenwich
Name:	Joseph L. Landenwich
Title:	Co-General Counsel and Corporate Secretary

[Signature Page to Certificate of Merger of Escrow Sub.]